ADDENDUM NO. 1 TO PURCHASE-SALE AGREEMENT
                             dated December 19, 1995


COMPANIA MINERA ORONORTE S.A.("Seller") and NISSHO IWAI CORPORATION ("Buyer") agreed to make the following amendments to the above agreement.

Clause 5. Quality

Gold and Silver Concentrate of two different types with typical assays as follows ;


             High Grade Concentrate                     Low Grade Concentrate
             ----------------------                     ---------------------
(HGC)                                                         (LGC)
Au              700 - 1,500g/dmt                              300 - 550g/dmt
Ag              850 - 1,300g/dmt                              600 - 800g/dmt
Cu              less than 0.5%                                same
As              less than 1.0%                                same
Fe              25 - 30%                                      same
S               30%                                           same
Hg              less than 125ppm                              same
Al2O3           less than 1%                                  same
Bi              less than 10ppm                               same
TiO2            less than 1%                                  same
Pb              6 - 7%                                        same
Zn              5 - 9%                                        same
Sb              less than 0.5%                                same
H2O             4 - 6%                                        same
F               less than 100 ppm                             same

Clause 6. Quantity
The quantity of concentrates covered by the agreement shall be the annual production of EL Limon mine during 1997.

Clause 7. Duration
January 1, 1997 through December 31, 1997
All other terms and conditions of Purchase - Sale Agreement as of December 19, 1995 will remain unchanged.